Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The First Quarter Ended March 31, 2021 And Announces Additional Rig Reactivations

HOUSTON, May 4, 2021 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended March 31, 2021.

First quarter 2021 Highlights

  Net loss of $16.0 million, or $2.58 per share.
  Adjusted net loss, as defined below, of $16.4 million, or $2.64 per share.
  Adjusted EBITDA loss, as defined below, of $2.0 million.
  Net debt, excluding finance leases and net of deferred financing costs, of $132.1 million.
  Marketed fleet utilization of 43%.
  Fully burdened margin of $2,802 per day.

In the first quarter of 2021, the Company reported revenues of $15.5 million, a net loss of $16.0 million, or $2.58 per share, adjusted net loss (defined below) of $16.4 million, or $2.64 per share, and adjusted EBITDA loss (defined below) of $2.0 million. These results compare to revenues of $38.5 million, a net loss of $28.2 million, or $7.53 per share, adjusted net loss of $10.6 million, or $2.82 per share, and adjusted EBITDA of $5.1 million in the first quarter of 2020, and revenues of $13.3 million, a net loss of $43.1 million, or $7.02 per share, an adjusted net loss of $16.3 million, or $2.65 per share, and adjusted EBITDA of $1.5 million in the fourth quarter of 2020.

Chief Executive Officer Anthony Gallegos commented, "I am very pleased with our operational performance during the first quarter of 2021. It played out very much as expected as we safely and successfully reactivated several rigs during the quarter. The reactivations were on budget, and the rigs hit the ground running for our clients with minimal downtime, in a few instances setting drilling records for our clients right away. We have maintained strong cost control and operational efficiency throughout this process, but I am even more excited with the progress we made at quarter end and so far during the second quarter. We continue to see increasing demand for all of our rigs and are experiencing dayrate improvement on renewals and reactivations across our fleet which will drive sequential improvements in reported margins over at least the remainder of the year. Demand for ICD rigs is being driven not only by rig specification, but also by operating performance as we have displaced several larger competitor rigs with key customers. In particular, we are seeing strong improvements in utilization for our 300 series rigs involving customers drilling extended reach laterals or using high torque drill strings. By the end of the second quarter, we expect to have at least 15 rigs operating, of which six will be 300 series rigs, and based upon inquiries to date and stable commodity prices, we expect further reactivations during the back half of the year and continued positive dayrate momentum."

Quarterly Operational Results

In the first quarter of 2021, operating days increased sequentially by over 31% compared to the fourth quarter of 2020. The Company's marketed fleet operated at 43% utilization and recorded 929 revenue days, compared to 1,738 revenue days in the first quarter of 2020, and 707 revenue days in the fourth quarter of 2020. The Company currently expects operating days in the second quarter of 2021 to increase sequentially by approximately 22% compared to the first quarter of 2021.

Operating revenues in the first quarter of 2021 totaled $15.5 million, compared to $38.5 million in the first quarter of 2020 and $13.3 million in the fourth quarter of 2020. Revenue per day in the first quarter of 2021 was $15,465, compared to $19,823 in the first quarter of 2020 and $16,720 in the fourth quarter of 2020. Sequential decreases in revenue per day were driven by the expiration of two higher-dayrate legacy contracts and higher spot market exposure and one rig operating on a standby rate through the majority of the quarter.

Operating costs in the first quarter of 2021 totaled $14.5 million, compared to $30.2 million in the first quarter of 2020 and $12.4 million in the fourth quarter of 2020. Fully burdened operating costs were $12,663 per day in the first quarter of 2021, compared to $14,648 in the first quarter of 2020 and $13,719 in the fourth quarter of 2020. Sequential decreases in operating costs per day were driven by efficiencies associated with increased operating days as well as one rig operating on a standby basis through the majority of the quarter.

Excluding the impact from early termination revenues and reactivation costs, fully burdened rig operating margins in the first quarter of 2021 were $2,802 per day, compared to $5,175 per day in the first quarter of 2020 and $3,001 per day in the fourth quarter of 2020. The Company currently expects operating margins in the second quarter of 2021 to increase sequentially by approximately 11% compared to the first quarter of 2021 driven primarily by favorable dayrate momentum. Based upon recently signed contracts, further sequential improvements in margin per day are expected to occur during the third quarter of 2021 as well.

Selling, general and administrative expenses in the first quarter of 2021 were $3.7 million (including $0.7 million of non-cash compensation), compared to $3.8 million (including $0.6 million of non-cash compensation) in the first quarter of 2020 and $3.4 million (including $0.4 million of non-cash compensation) in the fourth quarter of 2020. Sequential increases in cash selling, general and administrative expenses were associated with current year incentive compensation accruals, seasonal year end audit and related costs, and expenses associated with recently granted at-risk, performance-based long-term incentive awards.

Drilling Operations Update

The Company operated twelve rigs during the first quarter of 2021, including three rigs that were reactivated during the quarter. Overall, the Company's operating rig count averaged 10.3 rigs during the quarter. The Company expects to exit the second quarter of 2021 with 15 rigs operating based upon recently signed contracts in place and ongoing contractual negotiations. The Company's backlog of drilling contracts with original terms of six months or longer was $12.1 million as of March 31, 2021. All of this backlog is expected to be realized during the remainder of 2021.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the first quarter of 2021 were $1.7 million, offset by asset sales and recoveries of $0.7 million.

As of March 31, 2021, the Company had cash on hand of $5.4 million, an undrawn revolving line of credit with availability of $7.7 million based upon eligible accounts receivable, $130 million principal amount outstanding under its term loan, and $10 million outstanding under a loan issued under the Payroll Protection Program ("PPP") under the CARES Act. The term loan includes a committed $15 million accordion that remains undrawn.

During the first quarter of 2021, the Company continued its at-the-market ("ATM") common stock offering with a maximum approved offering amount of $2.2 million. During the first quarter of 2021, the Company issued 140,377 shares of common stock pursuant to this program at a weighted average gross selling price of $4.64 per share, resulting in gross proceeds to the Company of $0.7 million. During the quarter, the Company also issued 174,100 shares pursuant to the terms of its equity line of credit at a weighted average gross selling price of $5.02 per share, resulting in gross proceeds to the Company of $0.9 million.

Conference Call Details

A conference call for investors will be held today, May 4, 2021, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's first quarter 2021 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10153764. The replay will be available until May 11, 2021.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$5,440	$12,279
Accounts receivable, net	10,340	10,023
Inventories	1,071	1,038
Assets held for sale	507	—
Prepaid expenses and other current assets	3,920	4,102
Total current assets	21,278	27,442
Property, plant and equipment, net	373,749	382,239
Other long-term assets, net	3,271	3,528
Total assets	$398,298	$413,209
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$12,093	$7,637
Accounts payable	4,837	4,072
Accrued liabilities	9,472	10,723
Total current liabilities	26,402	22,432
Long-term debt (2)	132,954	137,633
Merger consideration payable to an affiliate	2,902	2,902
Deferred income taxes, net	539	505
Other long-term liabilities	2,655	2,704
Total liabilities	165,452	166,176
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 6,594,158 and 6,254,396 shares issued, respectively, and 6,515,580 and 6,175,818 shares outstanding, respectively	65	62
Additional paid-in capital	519,783	517,948
Accumulated deficit	(283,089)	(267,064)
Treasury stock, at cost, 78,578 shares and 78,578 shares, respectively	(3,913)	(3,913)
Total stockholders' equity	232,846	247,033
Total liabilities and stockholders' equity	$398,298	$413,209

(1) As of March 31, 2021 and December 31, 2020, current portion of long-term debt includes $3.5 million and $3.4 million, respectively, of finance lease obligations.  As of March 31, 2021 and December 31, 2020, current portion of long-term debt also includes $8.6 million and $4.3 million, respectively, related to the PPP Loan.

(2) As of March 31, 2021 and December 31, 2020, long-term debt includes $3.9 million and $4.6 million, respectively, of long-term finance lease obligations.  As of March 31, 2021 and December 31, 2020, long-term debt also includes $1.4 million and $5.7 million, respectively, related to the PPP Loan.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Revenues	$15,542	$38,494	$13,319
Costs and expenses
Operating costs	14,541	30,229	12,380
Selling, general and administrative	3,686	3,761	3,383
Severance expense	—	1,076	—
Depreciation and amortization	9,989	11,516	10,581
Asset impairment	43	16,619	24,388
(Gain) loss on disposition of assets, net	(435)	(46)	1,931
Total costs and expenses	27,824	63,155	52,663
Operating loss	(12,282)	(24,661)	(39,344)
Interest expense	(3,709)	(3,604)	(3,815)
Loss before income taxes	(15,991)	(28,265)	(43,159)
Income tax expense (benefit)	34	(42)	(63)
Net loss	$(16,025)	$(28,223)	$(43,096)

Loss per share:
Basic and diluted	$(2.58)	$(7.53)	$(7.02)

Weighted average number of common shares outstanding:
Basic and diluted	6,215	3,750	6,135

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(16,025)	$(28,223)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	9,989	11,516
Asset impairment	43	16,619
Stock-based compensation	537	570
Gain on disposition of assets, net	(435)	(46)
Deferred income taxes	34	(42)
Amortization of deferred financing costs	279	204
Bad debt expense	—	16
Changes in operating assets and liabilities
Accounts receivable	(317)	8,925
Inventories	(33)	(27)
Prepaid expenses and other assets	323	(462)
Accounts payable and accrued liabilities	(685)	(5,959)
Net cash (used in) provided by operating activities	(6,290)	3,091
Cash flows from investing activities
Purchases of property, plant and equipment	(1,742)	(9,139)
Proceeds from the sale of assets	654	628
Collection of principal on note receivable	—	145
Net cash used in investing activities	(1,088)	(8,366)
Cash flows from financing activities
Borrowings under Revolving ABL Credit Facility	—	11,038
Repayments under Revolving ABL Credit Facility	(8)	(38)
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	521	—
Proceeds from issuance of common stock under purchase agreement	874	—
Purchase of treasury stock	—	(66)
RSUs withheld for taxes	(11)	(26)
Payments for finance lease obligations	(837)	(1,086)
Net cash provided by financing activities	539	9,822
Net (decrease) increase in cash and cash equivalents	(6,839)	4,547
Cash and cash equivalents
Beginning of period	12,279	5,206
End of period	$5,440	$9,753

	Three Months Ended March 31,
	2021	2020
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,171	$3,541
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$70	$(5,285)
Additions to property, plant and equipment through finance leases	$376	$55
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$—	$(204)
Transfer of assets from held and used to held for sale	$(550)	$—

The following table provides various financial and operational data for the Company's operations for the three months ending March 31, 2021 and 2020 and December 31, 2020. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Number of marketed rigs end of period (1)	24	29	24
Rig operating days (2)	929	1,738	707
Average number of operating rigs (3)	10.3	19.1	7.7
Rig utilization (4)	43%	66%	27%
Average revenue per operating day (5)	$15,465	$19,823	$16,720
Average cost per operating day (6)	$12,663	$14,648	$13,719
Average rig margin per operating day	$2,802	$5,175	$3,001

(1) Marketed rigs exclude five idle rigs that will not be reactivated unless market conditions materially improve.

(2) Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3) Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4) Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)  Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.2 million, $4.0 million and $1.5 million during the three months ended March 31, 2021 and 2020, and December 31, 2020, respectively.

(6)  Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $1.2 million, $4.0 million and $1.5 million during the three months ended March 31, 2021 and 2020, and December 31, 2020, respectively; (ii) overhead costs expensed due to reduced rig upgrade activity of $0.5 million, $0.6 million and $0.5 million during the three months ended March 31, 2021 and 2020, and December 31, 2020, respectively; and (iii) rig reactivation costs, inclusive of new crew training costs, of $1.1 million, $0.2 million and $0.6 million during the three months ended March 31, 2021 and 2020, and December 31, 2020, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "adjusted net (loss) income" as net (loss) income before: asset impairment, net; (gain) loss on disposition of assets, net; intangible revenue; severance and merger-related expenses; and other adjustments. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)
	Three Months Ended
	March 31,				December 31,
	2021		2020		2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(16,025)	$(2.58)	$(28,223)	$(7.53)	$(43,096)	$(7.02)
Add back:
Asset impairment, net (1)	43	0.01	16,619	4.43	24,388	3.98
(Gain) loss on disposition of assets, net (2)	(435)	(0.07)	(46)	(0.01)	1,931	0.31
Severance expense (3)	—	—	1,076	0.29	—	—
Purchase agreement costs (4)	—	—	—	—	497	0.08
Adjusted net loss	$(16,417)	$(2.64)	$(10,574)	$(2.82)	$(16,280)	$(2.65)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)
	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
(in thousands)
Net loss	$(16,025)	$(28,223)	$(43,096)
Add back:
Income tax expense (benefit)	34	(42)	(63)
Interest expense	3,709	3,604	3,815
Depreciation and amortization	9,989	11,516	10,581
Asset impairment, net (1)	43	16,619	24,388
EBITDA	(2,250)	3,474	(4,375)
(Gain) loss on disposition of assets, net (2)	(435)	(46)	1,931
Stock-based and non-cash deferred compensation cost	673	570	425
Severance expense (3)	—	1,076	—
Purchase agreement costs (4)	—	—	497
Adjusted EBITDA	$(2,012)	$5,074	$(1,522)

(1)  In the first quarter of 2021, we recorded an asset impairment of $43 thousand related to the pending sale of one of our field location facilities.  In the first quarter of 2020, we recorded an asset impairment of $16.6 million on rigs removed from our marketed fleet, as well as certain other component equipment, inventory and assets held for sale.  During the fourth quarter of 2020, we recorded an impairment charge of $24.4 million related to rigs removed from our marketed fleet, as well as certain other component equipment.

(2)  In the first quarter of 2021 and 2020, and the fourth quarter of 2020, we recorded a gain, gain and loss, respectively, on the disposition of miscellaneous drilling equipment in the respective quarter.

(3)  Severance expense of $1.1 million was recorded in the first quarter of 2020 in connection with our cost reduction measures instituted in response to the COVID-19 pandemic and deteriorating market conditions.

(4) Purchase agreement costs were recorded in the fourth quarter of 2020 in connection with our committed equity line of credit.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211